Former Fujifilm Medical Systems USA Executive John J. Weber Agrees to Join Regenicin(TM) as a Member of Its Board of Directors and Interim CFO

Weber Brings Over 25 Years of Corporate and Financial Management Experience to the Regenicin Team

NEW YORK, Sept 13, 2010 /PRNewswire via COMTEX/ -- Regenicin(TM), Inc. (OTC Bulletin Board: WDST), a clinical-stage biotechnology company, announced today that John J. Weber, the former highest ranking American corporate officer at Fujifilm Medical Systems, USA, Inc. ("Fujifilm USA"), has agreed to join the company as a member of Regenicin's board of directors and interim Chief Financial Officer. Weber brings over 20 years of medical-related corporate, operational and financial management experience to Regenicin. He will be a driving force in helping to build the corporate structure as well as the sales and distribution platform for the company's future commercialization of PermaDerm(TM), its proprietary tissue-engineered skin substitute intended to restore the qualities of healthy human skin for use in the treatment of burns, chronic wounds and a variety of plastic surgery procedures.

Weber most recently served as Executive Vice President of Fujifilm USA, the highest ranked American corporate officer, from 2006 until his departure in 2009. His responsibilities included overseeing all corporate activity with the exception of R&D. During that time Fujifilm was ranked as the fastest growing medical imaging company, consistently ranking #1 or #2 in customer satisfaction. From 1998 through 2006 he served as Senior Vice President, Operations at Fujifilm USA where he spearheaded the transition of the company from a film distributor to a digital medical informatics company. From 1986 until 1998 he served as CFO where he helped to profitably manage Fuji's growth from an employee base of 75 to over 1,000. Prior to his distinguished career at Fujifilm USA, Weber served as the CFO for the confectionary and drinks division of Cadbury Schweppes Limited for three years and as Corporate Controller for an additional five years. Weber was a Senior Accountant at Deloitte Haskins and Sells from 1971 until 1975.

Commenting on his decision to join Regenicin, Weber stated, "After almost 25 years of driving the growth of an organization from its infancy in the United States in 1986 and through its evolution into one of the leading medical informatics companies in the United States, I have garnered experience in all aspects of financial and operational management. I believe Regenicin is at the cusp of a great journey in building a world-class organization with PermaDerm(TM) products, and I am excited to become a part of it. I look forward to applying my skills toward building and overseeing the corporate foundation to enable the company to manage the explosive growth potential of this revolutionary technology."

Commenting on the announcement, Randall McCoy, Chief Executive Officer of Regenicin stated, "John brings a wealth of knowledge to our management team and board that will be critical as we build Regenicin into a much larger organization. His hands on experience in structurally and financially managing corporate growth will be key to our company as we set up international and domestic distribution networks and properly manage future growth. We look forward to working with him as we build a top caliber team to manage our company's promising future."

About Regenicin(TM), Inc.

Regenicin(TM), Inc. is a clinical-stage company developing next-generation tissue-engineered skin substitutes to restore the qualities of healthy human skin. Regenicin is a publicly traded company, with headquarters in New York, NY. Additional information can be found in the company's filings with the Securities and Exchange Commission located at www.sec.gov.

SOURCE Regenicin, Inc.

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KEYWORD:                        New York
INDUSTRY KEYWORD:  HEA
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SUBJECT CODE:              PER